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EXHIBIT 99.1

PRESS RELEASE                    Contact: David R. Pearce
For immediate release            Tel.: 781-821-4152

GEERLINGS & WADE, INC. REPORTS NASDAQ LISTING QUALIFICATIONS HEARING

CANTON, Massachusetts, January 31, 2001 - Geerlings & Wade, Inc. (NASDAQ: GEER) today reported that it received a Nasdaq Staff Determination indicating that the Company fails to comply with the minimum market value of public float requirement for continued listing under Maintenance Standard 1 as set forth in Marketplace Rule 4450(a)(2), and that its securities are, therefore, subject to delisting from The Nasdaq National Market. The Company requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and seek continued listing. The hearing is scheduled for March 8, 2001. At the hearing the Company plans to provide information supporting its position that its common stock should continue to be listed on The Nasdaq National Market. There can be no assurance the Panel will grant the Company's request for continued listing. Pending a determination of the Panel, the Company's common stock will continue to trade on The Nasdaq National Market.

In the event the Panel determines to discontinue the listing of the Company's securities on The Nasdaq National Market, the Company intends to seek listing on The Nasdaq SmallCap Market.

This report contains forward-looking statements about the Company's business and operations and the Company's future plans and objectives. Forward-looking statements are subject to risks and uncertainties that could cause the actual results to vary materially. These risks are discussed in the Company's annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Geerlings & Wade, founded in 1986, is America's leading direct marketer of fine wine and wine accessories with retail locations in 16 states, home and office delivery to 29 states, and a devoted following of more than 125,000 regular customers and wine club members. The Canton, MA-based Company has developed a unique, streamlined purchasing system that allows it to source wines directly from the world's greatest wineries. G&W has cultivated relationships with hundreds of renowned wineries and negotiants in France, Italy, Australia, Chile and California. Consumers can contact Geerlings & Wade at 1-800-782-9463 or on the World Wide Web at http://www.geerwade.com.